Exhibit 13.1

CERTIFICATION

Pursuant to 18 U.S.C. § 1350, the undersigned officer of Medifocus Inc. (the “Company”) hereby certifies, to such officer’s knowledge, that the Company’s Amendment No. 1 to annual report on Form 20-F for the year ended March 31, 2015 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: July 31, 2015

/s/ Augustine Y. Cheung, Ph. D.
Name:	Augustine Y. Cheung, Ph.D.
Title:	President and Chief Executive Officer
(Principal Executive Officer)